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                             SUMMARY ADVERTISEMENT
   THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY PURSUANT TO THE OFFER TO
    PURCHASE DATED NOVEMBER 6, 1998 AND THE RELATED LETTER OF TRANSMITTAL.
     THE OFFER IS BEING MADE TO ALL HOLDERS OF SHARES; PROVIDED THAT THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH MAKING OR ACCEPTING THE OFFER WOULD VIOLATE THAT JURISDICTION'S LAWS. IN THOSE
      JURISDICTIONS WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE
       DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY MORGAN STANLEY & CO. INCORPORATED OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED
        UNDER THE LAWS OF SUCH JURISDICTIONS.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                            ALLIANT TECHSYSTEMS INC.
                   UP TO 2,800,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                      AT A PURCHASE PRICE NOT GREATER THAN
                        $77 NOR LESS THAN $67 PER SHARE

    Alliant Techsystems Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, par value $.01 per share (the "Shares") (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of September 28, 1990, as amended between the Company and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), as the Rights Agent), at prices not greater than $77 nor less than $67 per Share, net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 6, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 8, 1998, UNLESS THE OFFER IS EXTENDED.

    The Company will determine a single per Share price (not greater than $77 nor less than $67 per Share) that it will pay for Shares validly tendered pursuant to the Offer and not properly withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to buy 2,800,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $77 nor less than $67 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described below. The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tenders will be returned.

    Upon the terms and subject to the conditions of the Offer, if more than 2,800,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase), the Company will purchase Shares in the following order of priority:
(a) first, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the
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Expiration Date by any stockholder who owned beneficially or of record an aggregate of fewer than 100 Shares (not including any Shares acquired pursuant to the Company's 401(k) plans or its employee stock purchase plans) as of the close of business on November 5, 1998 and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (b) then, after purchase of all the foregoing Shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional Shares).

    Stockholders may tender Shares subject to the condition that a specified minimum number of such holder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery. In addition, participants in the Company's 401(k) plans who wish to tender all or any Shares acquired pursuant to such plans must follow the special instructions set forth in the materials on YELLOW paper. Participants in the Company's employee stock purchase plans who wish to tender all or any Shares acquired pursuant to such plans must follow the special instructions set forth on PINK paper.

    The Company believes that the repurchase of outstanding Shares at this time is consistent with the Company's goal to increase earnings per share and maximize shareholder value. The Offer will afford to stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price (not greater than $77 nor less than $67 per Share) at which they are willing to sell their Shares and, in the event the Company accepts such Shares, to dispose of Shares without the usual transaction costs associated with a market sale. The Offer will also allow qualifying stockholders owning beneficially or of record fewer than 100 Shares (not including any Shares acquired pursuant to the Company's 401(k) plans or its employee stock purchase plans) to avoid the payment of brokerage commissions and the applicable odd lot discount payable on a sale of Shares in a transaction effected on a securities exchange.

    Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender all or any Shares. Each stockholder must make his or her own decision as to whether to tender shares and, if so, how many Shares to tender and at what price. The Company has been informed that no director or executive officer intends to tender Shares pursuant to the Offer, except for Richard Schwartz, its retired Chief Executive Officer and retiring Chairman of the Board. Mr. Schwartz, as part of his retirement planning, intends to tender up to 100,000 Shares of the 50,493 Shares he owns beneficially and the 215,000 Shares he is entitled to acquire pursuant to the exercise of stock options, all of which are currently exercisable.

    The Company reserves the right, at any given time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 17, 1999, unless theretofore accepted for payment by the Company as provided in the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of the addresses or the facsimile number set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution) must be submitted

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prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to purchase at any time prior to the Expiration Date.

    The Company will be deemed to have purchased tendered Shares as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of Shares.

    The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

    Any questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") or Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective telephone numbers and addresses listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent or the Dealer Manager and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                           The Information Agent is:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                            (212) 929-5500 (collect)
                           (800) 322-2885 (toll-free)

                             The Dealer Manager is:

                           MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                         (212) 761-5722 (call collect)
                      (800) 223-2440 ext. 5722 (toll-free)

November 6, 1998

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